                                                                     Exhibit 5.1

           [LETTERHEAD OF GOODWIN, PROCTER & HOAR LLP APPEARS HERE]



                               February 13, 1998


Patriot American Hospitality, Inc.
1950 Stemmons Freeway
Suite 6001
Dallas, TX 75207

Wyndham International, Inc.
1950 Stemmons Freeway
Suite 6001
Dallas, TX 75207

     Re:  Legality of Securities to be Registered
          under Registration Statement on Form S-3
          ----------------------------------------

Ladies and Gentlemen:

     This opinion is delivered in our capacity as special counsel to Patriot American Hospitality, Inc., a Delaware corporation ("Patriot"), and Wyndham International, Inc., a Delaware corporation ("Wyndham" and, together with Patriot, the "Companies"), in connection with the Companies' registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an indeterminate amount of (i) shares of common stock, $.01 par value, of Patriot and shares of common stock, $.01 par value, of Wyndham which are "paired" and traded as units consisting of one share of common stock of Patriot and one share of common stock of Wyndham and (ii) shares of preferred stock, $.01 par value, of Patriot and shares of preferred stock, $.01 par value, of Wyndham which may be, but are not required to be, "paired," authorized for issuance under the Amended and Restated Certificate of Incorporation, as amended to date, of each of the Companies with an aggregate public offering price of up to $1,000,000,000 (such securities being referred to collectively as the "Securities"). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to the prospectus contained in the Registration Statement (each a "Prospectus Supplement").

     We have examined the Amended and Restated Certificate of Incorporation of each of the Companies, as amended to the date hereof and on file with the Secretary of State of the State of Delaware, the Amended and Restated Bylaws of each of the Companies, as amended to the date hereof, such records of corporate proceedings of the Companies as we deem appropriate for the purposes of this opinion, the Registration Statement and the exhibits thereto.

     Based upon the foregoing, we are of the opinion that, when specifically authorized for issuance by the Board of Directors of each of the Companies or an authorized committee thereof (the "Authorizing Resolution") and when issued as described in the Registration Statement and a Prospectus Supplement that is consistent with the Authorizing Resolution, and upon receipt by the Companies of the consideration provided for in the Authorizing Resolution, the Securities will be duly authorized, legally issued, fully paid and nonassessable.

     We hereby consent to being named as special counsel to the Companies in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,



                                           /s/ GOODWIN, PROCTER & HOAR LLP